D
PC

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED **Articles of Amendment** FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1) Exact name of corporation: Pressure Biosciences, Inc.

(2) Registered office address: 375 West Street, W. Bridgewater, MA 02379
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s): IV
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted: February 11, 2009
(month, day, year)

(5) Approved by:

(check appropriate box)

☐ the incorporators.

☑ the board of directors without shareholder approval and shareholder approval was not required.

☐ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article No. IV. See attached Certificate of Designation of Series A Convertible Preferred Stock.

#10228389 133374.1

P.C.

c156da1006950c113340 01/13/05

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	20,000,000	$.01
		Preferred	980,000	$.01
		Series A Junior Participating Preferred	20,000	$.01

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	20,000,000	$.01
		Preferred	371,304	$.01
		Series A Convertible Preferred	608,696	$.01
		Series A Junior Participating Preferred	20,000	$.01

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: ______________________________

#10228389 133374.1

**G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.*

Signed by: ____,

(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☑ President,
- ☐ Other officer,
- ☐ Court-appointed fiduciary,

on this 12th day of February, 2009.

#10228389 133374.1

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $______ having been paid, said articles are deemed to have been filed with me this _______ day of _____________, 20_____ , at _______a.m./p.m.
time

Effective date:____
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

____
Examiner

____
Name approval

____
C

____
M

TO BE FILLED IN BY CORPORATION
Contact Information:

____

____

____

Telephone: ____

Email: ____

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

#10228389 133374.1

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
PRESSURE BIOSCIENCES, INC.
(Pursuant to Section 6.02 of the Massachusetts Business Corporation Act, Chapter 156D
of the Massachusetts General Laws)

A.           Designation and Amount.

The shares of the series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 608,696.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

1.           Dividends.

From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of five percent (5%) of the Series A Original Issue Price (as defined below) for each share of Series A Preferred Stock shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”).  Accruing Dividends shall accrue from day to day and shall be paid semi-annually on the 30th day of June and the 31st day of December each year (with the first payment of Accruing Dividends on a semi-annual payment date to be prorated based on the number of days occurring between the date on which each share of Series A Preferred Stock was issued (the “Series A Original Issue Date”) and such semi-annual payment date).  The Accruing Dividends may be paid either in cash or in shares of Common Stock as determined in the sole discretion of the Board of Directors.  For purposes of the payment of the Accruing Dividends in shares of Common Stock, each share of Common Stock shall be deemed to have a value equal to one tenth (1/10th) of the Series A Original Issue Price of such shares of Series A Preferred Stock with respect to which such Accruing Dividends is being paid (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock).  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Organization) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

2.           Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1.        Payments to Holders of Series A Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, together with any other dividends accrued but unpaid thereon or (ii)  such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  The “Series A Original Issue Price” for each share of Series A Preferred Stock shall mean an amount equal to the greater of: (i) $11.50; (ii) an amount equal to the volume weighted average price for the Corporation’s Common Stock on the Trading Market for the ten (10) Trading Days preceding the Series A Original Issue Date on which such shares of Series A Preferred Stock are issued multiplied by ten (10); and (iii) an amount equal to the closing bid price of the Common Stock as reported by the Trading Market on the Trading Day immediately preceding the Series A Original Issue Date on which such shares of Series A Preferred Stock are issued multiplied by ten (10), plus $2.50; in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.  “Trading Day” means a day on which the Common Stock is traded on a Trading Market, and “Trading Market” means the NASDAQ Capital Market or if the NASDAQ Capital Market is not the primary market on which the Common Stock is then traded, such other markets or exchanges on which the Common Stock is listed or quoted for trading on the Issuance Date.

2.2.        Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3.        Deemed Liquidation Events.

2.3.1.     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)          a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon (x) exercise of rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below) (“Options”) outstanding immediately prior to such merger or consolidation, or (y) conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options (“Convertible Securities”) outstanding immediately prior to such merger or consolidation, shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2.     Effecting a Deemed Liquidation Event.

(a)          The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)          In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the Massachusetts Business Corporation Act within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  The provisions of Subsections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred Stock pursuant to this Subsection 2.3.2(b).  Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3.     Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  If the amount deemed paid or distributed under this Subsection 2.3.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a)          For securities not subject to investment letters or other similar restrictions on free marketability,

(i)           if traded on the NASDAQ Capital Market or other securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-period ending three days prior to the closing of such transaction;

(ii)           if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii)           if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b)          The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4.     Allocation of Escrow.  In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.           Voting.

3.1.        General.  The holders of Series A Preferred Stock shall not be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), except as otherwise expressly provided for in Section 3.2 below or required by law.

3.2.        Series A Preferred Stock Protective Provisions.  At any time when the number of shares of Series A Preferred Stock outstanding is equal to or greater than 20% of the total number of shares of Series A Preferred Stock issued on the first date any shares of Series A Preferred Stock were issued (with such numbers subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Organization) the written consent or affirmative vote of the holders of at least as majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class amend, alter or repeal any provision of the Articles of Organization in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock; provided, however, the authorization of another series of Preferred Stock with rights senior to or pari passu with those of the Series A Preferred Stock as to dividends, liquidation, redemption or voting, or the authorization of additional shares of Series A Preferred Stock or Common Stock shall not constitute an amendment that adversely affects the Series A Preferred Stock.

4.           Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1.        Right to Convert.

4.1.1.     Conversion Ratio.  Subject to the limitations set forth in Section 4.1.2, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price for such share of Series A Preferred Stock by the Series A Conversion Price (as defined below) in effect at the time of conversion.  The “Series A Conversion Price” for each share of Series A Preferred Stock shall initially be equal to one tenth (1/10th) of the Series A Original Issue Price for such share of Series A Preferred Stock.  Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2.      Shares of Series A Preferred Stock held by each holder of record thereof may not be converted pursuant to Section 4.1.1 to the extent that, after giving effect to such conversion, such holder (together with any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (each an “Affiliate”), and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder of record and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such holder’s Series A Preferred Stock with respect to which shares of Series A Preferred Stock the holder is converting pursuant to Section 4.1.1, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including, without limitation, options and warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein and are beneficially owned by such holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 4.1.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each holder of record shall be solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 4.1.2 applies, the determination of whether each holder of record’s shares of Series A Preferred Stock are convertible into shares of Common Stock (in relation to other securities owned by such holder together with any Affiliates) shall be made by such holder and shall be provided in writing to the Corporation at the time of such conversion or at such other times as may be reasonably requested by the Corporation.  Upon written request of the record holder of shares of Series A Preferred Stock, the Corporation shall provide such holder with the number of then outstanding shares of Common Stock.  The Corporation shall have no obligation to verify or confirm the accuracy of the holder’s determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series A Preferred Stock.  The Beneficial Ownership Limitation provisions of this Section 4.1.2 may be waived by the holder of record, at the election of such holder, upon not less than sixty-one (61) days prior written notice to the Corporation (which notice period, if requested by the holder of record, the Corporation may waive in its sole discretion) to increase the Beneficial Ownership Limitation to 9.99%, 14.99% or 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series A Preferred Stock, and the provisions of this Section 4.1.2 shall continue to apply.  Upon a waiver of the Beneficial Ownership Limitation from 4.99% to 9.99%, or from 9.99% to 14.99%, as the case may be, the holder of record may further waive the Beneficial Ownership Limitation from 9.99% to 14.99%, or from 14.99% to 19.99%, as applicable, by written notice to the Corporation not less than sixty-one (61) days in advance of such waiver (which notice period, if requested by the holder of record, the Corporation may waive in its sole discretion).  Upon the change by the holder of record of the Beneficial Ownership Limitation from 14.99% to 19.99%, the Beneficial Ownership Limitation may not be further waived by such Holder.

4.1.3.     Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

4.2.        Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3.        Mechanics of Conversion.

4.3.1.     Notice of Conversion.  In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all accrued but unpaid dividends on the shares of Series A Preferred Stock converted.

4.3.2.     Reservation of Shares.  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Organization.  Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

4.3.3.     Effect of Conversion.  All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends accrued but unpaid on the shares of Series A Preferred Stock so converted.  Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.3.4.     No Further Adjustment.  Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any accrued but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5.     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4.        Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5.        Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.6.        Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

4.7.        Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.5 or 4.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

4.8.        Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

4.9.        Notice of Record Date.  In the event:

(a)           the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.           Mandatory Conversion.

5.1.        Trigger Events.

5.1.1.     Upon (a) the closing of the sale of shares of Common Stock to the public at a price of at least $2.30 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $10,000,000 of gross proceeds to the Corporation, (b) such time, on or after February 12, 2010, the shares of Common Stock trade on the Nasdaq Capital Market, or any other trading market on which the shares of Common Stock are then traded, with a sale price at any time during the trading day of at least $4.00 for at least twenty (20) trading days out of thirty (30) consecutive trading days with average daily trading volume for such twenty (20) trading days of at least 10,000 shares, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A Preferred Stock held by each holder thereof, subject to the Beneficial Ownership Limitation (as defined in Section 5.1.2 below), shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, and (ii) such shares may not be reissued by the Corporation.

5.1.2.     Shares of Series A Preferred Stock held by each holder of record thereof shall not be converted pursuant to Section 5.1.1 to the extent that, after giving effect to such conversion, such holder (together with any of such holder’s Affiliates and any other person or entity acting as a group together with such holder or any of such holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder of record and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such holder’s Series A Preferred Stock, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including, without limitation, options and warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein and are beneficially owned by such holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 5.1.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and each holder of record shall be solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 5.1.2 applies, the determination of whether each holder of record’s shares of Series A Preferred Stock are convertible into shares of Common Stock (in relation to other securities owned by such holder together with any Affiliates) shall be made by such holder and shall be provided in writing to the Corporation within ten (10) days of receipt of a written request from the Company for such determination, which shall indicate the number of shares of Common Stock then outstanding, or at such other times as may be reasonably requested by the Corporation.  The Corporation shall have no obligation to verify or confirm the accuracy of the holder’s determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series A Preferred Stock.  The Beneficial Ownership Limitation provisions of this Section 5.1.2 may be waived by the holder of record, at the election of such holder, upon not less than sixty-one (61) days prior written notice to the Corporation (which notice period, if requested by the holder of record, the Corporation may waive in its sole discretion) to increase the Beneficial Ownership Limitation to 9.99%, 14.99% or 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series A Preferred Stock, and the provisions of this Section 5.1.2 shall continue to apply.  Upon a waiver of the Beneficial Ownership Limitation from 4.99% to 9.99%, or from 9.99% to 14.99%, as the case may be, the holder of record may further waive the Beneficial Ownership Limitation from 9.99% to 14.99%, or from 14.99% to 19.99%, as applicable, by written notice to the Corporation not less than sixty-one (61) days in advance of such waiver (which notice period, if requested by the holder of record, the Corporation may waive in its sole discretion).  Upon the change by the holder of record of the Beneficial Ownership Limitation from 14.99% to 19.99%, the Beneficial Ownership Limitation may not be further waived by such Holder.

5.2.        Procedural Requirements.  All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Series A Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any accrued but unpaid dividends on the shares of Series A Preferred Stock converted.  Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6.           Redemption.

6.1.        Redemption.  Shares of Series A Preferred Stock may be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Series A Original Issue Price per share, plus all accrued but unpaid dividends thereon (the “Redemption Price”), in two annual installments commencing at least 30 days after written notice by the Corporation to the holders of the then outstanding shares of Series A Preferred Stock at any time on or after February 12, 2014.  The date of each such installment shall be referred to as a “Redemption Date”.  On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock determined by dividing (i) the total number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series A Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore.

6.2.        Redemption Notice.  The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than 30 days prior to each Redemption Date.  Each Redemption Notice shall state:

(a)          the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)          the Redemption Date and the Redemption Price;

(c)          the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)          that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

6.3.        Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

6.4.        Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.           Redeemed or Otherwise Acquired Shares.  Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

8.           Waiver.  Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

9.           Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Massachusetts Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.